Filed Pursuant to Rule 433

Registration No. 333-264196

Free Writing Prospectus dated February 18, 2025

DTE ENERGY COMPANY

PRICING TERM SHEET

Issuer:	DTE Energy Company

Security:	2025 Series A 5.200% Senior Notes due 2030 (the “Notes”)

Legal Format:	SEC Registered

Principal Amount:	$1,100,000,000

Trade Date:	February 18, 2025

Settlement Date*:	T+3; February 21, 2025

Maturity Date:	April 1, 2030

Interest Payment Dates:	April 1 and October 1, commencing on October 1, 2025

Benchmark Treasury:	4.250% due January 31, 2030

Benchmark Treasury Price/Yield:	99-13 1⁄4 / 4.383%

Spread to Benchmark Treasury:	+85 basis points

Yield to Maturity:	5.233%

Coupon:	5.200%

Price to Public:	99.845% of the principal amount

Optional Redemption:	Prior to March 1, 2030 (the “Par Call Date”), the Issuer may redeem the Notes at its option, in whole at any time or in part, from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes mature on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On and after the Par Call Date, the Issuer may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP / ISIN:	233331 BN6 / US233331BN66

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Anticipated Ratings**:	Baa2 (Stable) / BBB (Stable) / BBB (Stable) (Moody’s/S&P/Fitch)

Joint Book-Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC

Co-Managers:	BNY Mellon Capital Markets, LLC Comerica Securities, Inc. Fifth Third Securities, Inc.

*

The Issuer expects that delivery of the Notes will be made to investors on or about the Settlement Date specified above, which will be the third business day following the date of this term sheet. Under rules of the Securities and Exchange Commission, trades in the secondary market are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes offered hereby on any date prior to one business day before the Settlement Date will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade the Notes on any date prior to one business day before the Settlement Date should consult their advisors.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Mizuho Securities USA LLC toll-free at 1-866-271-7403.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.